Exhibit 99.2
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement, dated as of March 19, 2025 (this “Agreement”), is by and between Paratek Pharmaceuticals, Inc., Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of OptiNose, Inc, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and Merger Sub are entering into an Agreement and Plan of Merger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (a) shares of Company Common Stock held immediately prior to the Effective Time by the Company (or held in the Company’s treasury), (b) shares of Company Common Stock held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company and (c) any Dissenting Shares) shall, by virtue of the Merger, be converted into the right to receive the Merger Consideration;
WHEREAS, as of the date hereof, the Stockholder is the record or beneficial owner of, has the right to dispose of, and has the right to vote the number of shares of Company Common Stock set forth opposite the Stockholder’s name on Exhibit A hereto (together with any shares of Company Common Stock subsequently acquired, the “Shares”);
WHEREAS, receiving the Company Stockholder Approval is a condition to the consummation of the Transactions; and
WHEREAS, in order to induce, and as a condition to the willingness of, Parent to enter into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
Section 1.    Agreement to Vote; Restrictions on Transfers.
(a)    Agreement to Vote the Shares. Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special, and at each adjournment, recess or postponement thereof) of the Company’s stockholders, however called, or in any other circumstance, in each case, upon which a vote, consent or other approval with respect to any of the matters described in clauses (A) or (B) below is sought from the stockholders of the Company (the “Required Vote Matters”), the Stockholder shall, and shall cause its controlled Affiliates (other than the Company and its Subsidiaries) to, (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat (including by proxy)

for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy) all of the Shares (A) in favor of (I) the Merger and the adoption of the Merger Agreement, (II) any other matters necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof and (III) the adjournment or postponement of any meeting of the Company’s stockholders in accordance with Section 5.3 of the Merger Agreement and (B) against any (I) Acquisition Proposal or proposal relating to an Acquisition Proposal or (II) action, agreement, transaction or proposal that would reasonably be expected, or is intended, to (w) change in any manner the capitalization of, including the voting rights of any class of capital stock of, the Company, (x) result in a material breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement, (y) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (z) otherwise prevent, impede, interfere with, delay, frustrate, discourage, adversely affect or inhibit the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement. Prior to the Expiration Time, any attempt by the Stockholder to vote (or otherwise to utilize the voting power of) its Shares in contravention of this Section 1(a) shall be null and void ab initio.
(b)    Restrictions on Transfers. Except as provided hereunder, the Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, and shall cause its controlled Affiliates (other than the Company and its Subsidiaries) not to, directly or indirectly, (i) sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer (including by operation of Legal Requirement) or dispose of any Shares or any voting or economic interest therein, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”), or (ii) knowingly take any action or series of actions that would, individually or in the aggregate, reasonably be expected to impair or adversely affect the ability of the Stockholder to perform its obligations hereunder. Notwithstanding the foregoing, this Section 1(b) shall not prohibit a Transfer of Shares by a Stockholder (A) to any Affiliate of the Stockholder, (B) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the family of the Stockholder, (C) for estate planning purposes, (D) as Parent may otherwise agree in writing in its sole discretion or (E) in a sale of such number of Shares as is necessary solely to satisfy any tax withholding obligations incurred upon the vesting or settlement or any equity-based awards that vest prior to the Expiration Time, in each of clauses (A) through (D), so long as (I) no such Transfer prevents, impedes, interferes with, delays, adversely affects or inhibits the performance of the obligations hereunder and (II) such transferee, prior to such Transfer, executes a joinder to this Agreement, in a form reasonably acceptable to Parent, pursuant to which such transferee agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Stockholder and otherwise become a party for all purposes of this Agreement to the extent relating to such transferred Shares. Prior to the Expiration Time, any Transfer in violation of this Section 1(b) shall be null and void ab initio.
(c)    Irrevocable Proxy. The Stockholder hereby appoints Parent and any written designee of Parent, and each of them individually, its proxies and attorney-in-fact, with full power of substitution and resubstitution, to vote the Stockholder’s Shares at the

Stockholder Meeting or at any other meeting of the holders of Company Common Stock called to consider any of the Required Vote Matters; provided that this proxy and power of attorney granted by the Stockholder shall be effective if, and only if, the Stockholder has not delivered to the Company at least three (3) Business Days prior to such meeting, a duly executed proxy card voting the Stockholder’s Shares on a Required Vote Matter in accordance with Section 1(a) of this Agreement, as applicable, and has not revoked such duly executed proxy card. This proxy and power of attorney is given by the Stockholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Stockholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by a Stockholder with respect to any of the Shares. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, liquidation, death or incapacity of, or other similar event or events involving, a Stockholder, and actions taken by Parent hereunder shall be as valid as if such dissolution, bankruptcy, liquidation, death or incapacity or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such dissolution, bankruptcy, liquidation, death or incapacity or other similar event or events. The proxy and power of attorney granted hereunder shall terminate at the Expiration Time pursuant to Section 3. The irrevocable proxy granted pursuant to this Section 1(c) shall not be terminated by any act of the Stockholder or by operation of Law until the valid termination of this Agreement pursuant to Section 5.
(d)    Transfer of Voting Rights. Other than as permitted by Section 1(b), the Stockholder hereby agrees that, prior to the Expiration Time, the Stockholder shall not, and shall cause its controlled Affiliates (other than the Company and its Subsidiaries) not to, deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder or such controlled Affiliates under this Agreement with respect to any of the Shares owned by the Stockholder or such controlled Affiliates.
(e)    Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by the Stockholder or any of its controlled Affiliates (other than the Company and its Subsidiaries), including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise, exchange or conversion of any securities of the Company, if any, after the execution hereof shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. The Stockholder hereby agrees to notify Parent promptly in writing of the number and description of any such Shares.
(f)    Waiver of Appraisal Rights. The Stockholder hereby knowingly and voluntarily waives, and shall cause to be waived, any rights of appraisal or rights to dissent from the Merger that the Stockholder may have under Delaware Law.

(g)    Effect of Change in Recommendation. Until the Expiration Time, the obligations of the Stockholder specified in this Agreement shall apply whether or not the Board of Directors (or any committee thereof) has effected a Company Adverse Recommendation Change.
(h)    No Inconsistent Agreements. The Stockholder hereby agrees that it shall not, and shall cause its controlled Affiliates not to, enter into any agreement, contract or understanding with any person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement, or which otherwise conflicts in any respect with this Agreement.
(i)    Further Actions. From time to time, at the request of Parent, Merger Sub or the Company, the Stockholder shall take all such further actions, including executing and delivering all further documents and instruments, as may be necessary or desirable on the part of the Stockholder to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement.
Section 2.    Representations and Warranties.
(a)    Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent as follows:
(i)    Power and Authority; Consents. The Stockholder has the requisite capacity and authority to enter into and perform its obligations under this Agreement. No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Body is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby other than the filing of any required reports with the SEC, including compliance by the Stockholder with and filings under Sections 13(d) and 16 of the Exchange Act.
(ii)    Due Authorization. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except in all cases as such enforceability may be subject to the Enforceability Exceptions).
(iii)    Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby shall not, (A) violate or conflict with any Legal Requirement applicable to the Stockholder, or (B) require any consent by any person under, violate or conflict with, or constitute a default under, give rise to a termination (or right of termination) under, create or accelerate any obligations under, or create an Encumbrance on any of the assets (including the Shares) of the Stockholder pursuant to, any Contract or other obligation or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body to which the Stockholder is a party or by which the Stockholder or his, her or its property or assets (including the Shares) is bound, or any Legal Requirement to which the Stockholder’s property or assets (including the Shares) is subject, or any other approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Body or any other person that, individually or in the aggregate, would reasonably be expected to impair or adversely affect the ability of the Stockholder to perform its obligations hereunder in any material respect or to consummate the transactions contemplated by this Agreement in a timely manner. The Stockholder has not appointed or granted a power of attorney that is inconsistent with the Stockholder’s obligations pursuant to this Agreement to any person with respect to any Shares that remains in effect. The Stockholder has not deposited, and has not agreed to deposit, any of its Shares in a voting trust and the Stockholder has not entered into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares owned by the Stockholder.
(iv)    Ownership of Shares. The Stockholder owns, beneficially or of record, all of the Shares free and clear of any voting restriction, adverse claim, or other Encumbrance, except for Encumbrances as may be applicable under the Securities Act or other applicable securities Laws, and has sole voting power and sole power of disposition with respect to the Shares with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto, and no person other than the Stockholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the number of the Shares is set forth on Exhibit A hereto. Neither the Stockholder nor any of its Affiliates (other than the Company and its Subsidiaries) beneficially owns any Shares or any options, warrants or other rights to acquire any additional Shares or shares of capital stock or other voting or equity securities or interests of the Company or any security exercisable for or exchangeable or convertible into Shares or shares of capital stock or other voting or equity securities or interests of the Company, other than as set forth on Exhibit A hereto. The Stockholder has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form). No Shares, whether held via certificate or certificates or in book-entry form, contain any legend or restriction inconsistent with the terms of this Agreement or the transactions contemplated hereby.
(v)    Legal Actions. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, any other person or, to the knowledge of the Stockholder, threatened against the Stockholder or any other person that, individually or in the aggregate, would reasonably be expected to impair or adversely affect the ability of the Stockholder to perform its obligations hereunder in any material respect or to consummate the transactions contemplated by this Agreement in a timely manner.
(vi)    Reliance. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

(vii)    Sophistication. The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement and has independently and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement, without reliance upon the Company or Parent or any of their respective Affiliates or any of the respective representatives of the foregoing. The Stockholder acknowledges that the agreements contained herein with respect to the Shares are irrevocable.
(viii)    No Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.
(b)    Representations and Warranties of Parent. Parent represents and warrants to the Stockholder as follows:
(i)    Power and Authority; Consents. Parent has the requisite authorization and authority to enter into and perform its obligations under this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Body is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby.
(ii)    Due Authorization. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be subject to the Enforceability Exceptions).
(iii)    Non-Contravention. The execution, delivery, and performance of this Agreement by Parent does not and will not (A) violate or conflict with any Legal Requirement applicable to Parent, or (B) other than filings required under the Exchange Act, as set forth in the Merger Agreement or that, individually or in the aggregate, would not reasonably be expected to impair or adversely affect the ability of Parent to perform its obligations hereunder in any material respect or to consummate the transactions contemplated by this Agreement in a timely manner, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Body or any other person with respect to the Stockholder.
Section 3.    Termination. This Agreement shall terminate automatically, without any notice or other action by any person, upon the earlier to occur of (a) the receipt of the Company Stockholder Approval, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the entry, without the prior written consent of the Stockholder, into any material modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, or (D) the mutual written consent of Parent and the Stockholder (such time, the “Expiration Time”). Upon the termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided that this Section 3, Section 5 and Section 9 shall, subject to their terms, survive the Expiration Time; provided, however, notwithstanding the foregoing, Section 5 shall not survive a termination of this Agreement pursuant to Sections 3(b); provided, further, that no such termination or expiration shall relieve any party hereto from any liability for damages resulting from a knowing and intentional breach of this Agreement occurring prior to such termination.
Section 4.    Waiver of Conflicting Actions. The Stockholder hereby agrees that prior to the Expiration Time (a) he, she or it shall not (and shall cause its controlled Affiliates (other than the Company and its Subsidiaries) not to) commence or participate in, and (b) he, she or it shall take (and shall cause its controlled Affiliates (other than the Company and its Subsidiaries) to take) all actions necessary to opt out of any class in any class action with respect to, in each of clauses (a) and (b), any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates, successors, directors, managers or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Stockholder Meeting or the closing of the Merger) or (ii) alleging a breach of any fiduciary duty of the Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby. The Stockholder hereby agrees that prior to the Expiration Time, he, she or it shall not (and shall cause its controlled Affiliates (other than the Company and its Subsidiaries) and Representatives not to) take any action prohibited to be taken by the Company or its Representatives under Section 5.4 of the Merger Agreement.
Section 5.    Documentation and Information.
(a)    The Stockholder shall not, and shall cause its controlled Affiliates not to, make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Legal Requirement (provided that reasonable notice of any such disclosure shall be provided to Parent, and such person shall consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure if requested by Parent). The Stockholder consents to and authorizes (and hereby agrees that its Affiliates (other than the Company and its Subsidiaries) consent to and authorize) the publication and disclosure by Parent and the Company of the Stockholder’s and its Affiliates’ identity and holding of the Shares, and the terms of this Agreement (including the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the Stockholder acknowledges (and hereby agrees that its Affiliates acknowledge) that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Body or securities exchange.
(b)    The Stockholder shall: (i) promptly give the Company and Parent any information it may reasonably request for the preparation of any disclosure documents described in Section 5(a), and the Stockholder agrees to, and to cause its Affiliates to, promptly notify the Company and Parent of any required corrections with respect to any information supplied by the Stockholder or its Affiliates specifically for use in any such disclosure document, if and to the extent that any such information shall become false or misleading in any material respect, (ii) promptly provide, or cause to be provided, to any Governmental Body whose approval is required in connection with the transactions contemplated by the Merger Agreement (an “Applicable Governmental Body”), on a confidential basis (if permitted under the applicable Legal Requirements), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Body relating to the Stockholder and (iii) use commercially reasonable efforts to promptly provide, or cause to be provided, to any Applicable Governmental Body, on a confidential basis (if permitted under the applicable Legal Requirements), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Body relating to the Stockholder.
Section 6.    Fiduciary Duties; Legal Obligations. The Stockholder is entering into this Agreement solely in its capacity as the record or beneficial owner of the Shares, and not in any other capacity. Notwithstanding any provision in this Agreement to the contrary, (a) nothing in this Agreement shall limit or restrict the Stockholder, or any officer, director or other Representative of the Stockholder, in his or her capacity as a director or officer of the Company (including any director nominated by the Stockholder) from acting in such capacity or voting in such capacity in such person’s sole discretion on any matter and (b) the taking of any action (or any failures to act) by the Stockholder or any officer, director or other Representative of the Stockholder (including any director nominated by the Stockholder) in his or her capacity as a director or officer of the Company or in the exercise of such person’s fiduciary duties as a director or officer of the Company, shall not be deemed to constitute a breach of this Agreement.
Section 7.    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect.
Section 8.    Notices. Any notice or other communication required or permitted to be delivered to any party hereto under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two (2) Business Days after being sent by registered mail or by courier or express delivery service, or (iii) if emailed, upon confirmation of transmission (provided no bounce-back or similar message of non-delivery is received with respect thereto); provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party hereto):
If to Parent, to:

    Paratek Pharmaceuticals, Inc.
    1000 First Avenue, Suite 200
King of Prussia, PA 19406
    Attention:    Jonathan Light
    Email:        [**]
with copies (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:    Dohyun Kim
Email:     [**]
If to the Stockholder, to the Stockholder at its address and/or email address set forth on Exhibit A hereto.
Section 9.    Miscellaneous.
(a)    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses.
(b)    Entire Agreement; Counterparts. This Agreement (together with Exhibit A) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto.
(c)    Applicable Legal Requirements Jurisdiction; Specific Enforcement.
(i)    This Agreement, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort or otherwise) arising out of this Agreement or any of the transactions contemplated hereby shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby: each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts””); and (ii) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8. Each of the parties hereto irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (D) waives, to the fullest extent permitted by Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party hereto’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
(ii)    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9(c)(i) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, neither the Stockholder nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9(c)(ii) shall not be required to provide any bond or other security in connection with any such order or injunction.
(iii)    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9(c)(iii).
(d)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original intent of the parties hereto as closely as possible.
(e)    Amendments; Waivers. This Agreement may only be amended, modified or supplemented in a writing signed on behalf of each party hereto. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
(f)    Headings. Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.
(g)    No Third-Party Beneficiaries. Each party hereto agrees that (i) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including any right to rely upon the representations and warranties set forth herein.
(h)    Interpretation.
(i)    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. The word “extent” in the phrase “to the extent” means only the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings included in this Agreement when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “shall” and “will” may be used interchangeably herein and shall have the same meaning. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of the defined terms and to the masculine as well as to the feminine and neuter genders of such defined terms. References in this Agreement to specific Laws or to specific provisions of Legal Requirements shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.
(ii)    Each of the parties hereto has participated in the drafting and negotiation of this Agreement, and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.
(i)    No Recourse. Parent (on behalf of itself and Merger Sub) agrees that the Stockholder shall be liable in its respective capacity as a stockholder of the Company for claims, damages, expenses, liabilities or obligations arising under the Merger Agreement. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party to this Agreement may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no persons other than the parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling person, fiduciary, representative or employee of any party hereto (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party hereto (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties hereto (each, but excluding the parties hereto, a “Related Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Related Parties, by the enforcement of any assessment or by any Legal Proceeding, or by virtue of any statute, regulation or other applicable

Legal Requirement, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Related Party may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Each Related Party is intended as a third-party beneficiary of this Section 9(i).
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
PARATEK PHARMACEUTICALS, INC.

By:
    Name:
    Title:

STOCKHOLDER

By:
    Name:
[Signature Page to Voting and Support Agreement]

EXHIBIT A

Stockholder Name; Address and Email Address	Number of Shares
[stockholder name] [address] Attention: [●] Email: [●]	[●]